Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of March 6, 2020, is entered into by and among WPX Energy, Inc., a Delaware corporation (the “Company”), Felix Investments Holdings II, LLC, a Delaware limited liability company (the “Investor”) and, solely for purposes of Section 2.1, Section 3.5, Section 3.7 and Section 5.10, EnCap Energy Capital Fund X, L.P. (“EnCap”), and, solely for purposes of Section 3.5, the Management Group (as defined below).

WHEREAS, the Investor and the Company have and will effect the transactions contemplated by that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 15, 2019 (the “Signing Date”), pursuant to which, among other things, the Investor has received 152,963,671 shares (the “Issued Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, in connection with, and effective upon, the date of the closing of the transactions contemplated by the Purchase Agreement (the “Closing Date”), the Company and the Investor desire to enter into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning. For the avoidance of doubt, for purposes of this Agreement, the Investor is deemed to Beneficially Own the shares of Common Stock owned by it notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governance Committee” means the Nominating, and Governance, Environmental and Public Policy Committee of the Board.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Group” shall have the meaning in set forth in Section 13(d) of the Exchange Act.

“Investor Director” means the persons listed on Exhibit A hereto, or any other person designated to replace such persons in accordance with the terms hereof.

“Investor Group” means the Investor and each of its Affiliates; provided, however, that for purposes of this definition of Investor Group, neither the Investor nor its Affiliates shall be considered to be an Affiliate of the Company or any person Controlled by the Company.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Management Group” means Skye Callantine and Michael Horton.

“Necessary Action” means, with respect to a specified result, any and all actions necessary to cause such result, including but not limited to executing any and all agreements and instruments that are required to achieve such result and making, or causing to be made, with any and all Governmental Entities, all filings, registrations or similar actions that are required to achieve such result (but solely to the extent such actions are permitted by Law).

“Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the NYSE or the rules of such other national securities exchange on which the Company Common Stock is then listed or trading and who is not an Investor Director.

“Organizational Documents” means the Company’s certificate of incorporation, bylaws and certificates of designations, each as amended from time to time in accordance with its terms.

“Permitted Transferee” means (i) any direct or indirect member of the Investor who receives shares of Common Stock as a result of a distribution of Common Stock by the Investor (or any subsequent distribution of such shares of Common Stock by any such direct or indirect member of Investor) and (ii) any Affiliate of the Investor.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

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“Public Portfolio Companies” means any Person in which EnCap or one of its Affiliates has made an investment that has securities that trade on a national securities exchange or on an “over-the-counter” market together with any Controlled Affiliates thereof.

“SEC” means the United States Securities and Exchange Commission.

“Subject Policy” means each policy of the Board in place as of the Signing Date that was in effect and applicable to the other Directors (a copy of which was provided to the Investor on or prior to the Signing Date or was available on the Signing Date on EDGAR or the Company’s website at www.wpxenergy.com), each subsequent policy of the Board required by Law that is in effect and applicable to all Non-Affiliated Directors, and each other subsequent policy of the Board unless such policy would have the effect of excluding the Investor Directors named on Exhibit A from serving on the Board.

Section 1.2           Rules of Construction.

(a)          Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any Law or statute shall include all rules and regulations promulgated thereunder, and references to any Law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable Law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)          The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)          This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1           Representations and Warranties. Each party hereto represents and warrants to the other party as follows: (i) such party has full legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement; (ii) this Agreement has been duly executed and delivered by such party and the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated by this Agreement have been duly authorized by all Necessary Action on the part of such party and no other actions or proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement; (iii) this Agreement constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iv) the execution and delivery of this Agreement by such party does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not, conflict with or violate any Laws or agreements binding upon such party, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except, with respect to the Company, for filings with the SEC by the Company.

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ARTICLE III

COVENANTS

Section 3.1           Designees.

(a)          On the Closing Date, the Company will take all Necessary Action to cause the Investor Directors listed in Exhibit A hereto to be appointed to the Board.

(b)          From and after the Closing Date until the Board Designation Expiration Date, the manner for selecting nominees for election to the Board will be as follows, subject to Section 3.4:

(i)            In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), the Investor shall have the right to designate for nomination a number of Investor Directors as follows: (A) during any time that the Investor Group and the Management Group collectively Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least twenty percent (20%) of the outstanding shares of Common Stock, two (2) Investor Directors or (B) during any time that the Investor Group and the Management Group do not collectively satisfy the tests set forth in the preceding clause (A) but do collectively Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least ten percent (10%) of the outstanding shares of Common Stock, one (1) Investor Director.

(ii)           The Investor shall give written notice to the Governance Committee of each such Investor Director no later than the date that is sixty (60) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders and the Investor shall provide, or cause such individual(s) to provide, to the Company, such information about such individuals and the nomination to the Company at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities Laws, and to enable the Board of any committee thereof to make determinations with respect to the qualifications of the individual(s) to be Investor Director(s) (the “Required Information”); provided, however, that if the Investor fails to give such notice or the Required Information in a timely manner, then the Investor shall be deemed to have nominated the incumbent Investor Director or Investor Directors, as applicable, in a timely manner. The Investor shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that the Investor Group and the Management Group collectively Beneficially Own the number of shares of Common Stock that would be required to designate the number of Investor Directors pursuant to this Section 3.1(b) then serving on the Board or then being designated to the Board in connection with an Election Meeting, as applicable.

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(iii)          In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the designees of the Investor shall be distributed as evenly as possible among such classes of directors in order to preserve the designation rights of the Investor in accordance with this Section 3.1.

(c)          From and after the Closing Date until the Board Designation Expiration Date, the Company shall take all Necessary Actions to cause the Board to include the Investor Director(s) entitled to be designated by the Investor pursuant to Section 3.1(b) and otherwise to reflect the Board composition contemplated by Section 3.1, including the following: (i) at each Election Meeting, include (x) the Investor Director(s) entitled to be designated by the Investor pursuant to Section 3.1(b) in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors, (ii) to solicit proxies in order to obtain stockholder approval of the election of the Investor Director(s), including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Investor Director(s) and (iii) to cause the Investor Director(s) to be elected to the Board, including recommending that the Company’s stockholders vote in favor of the Investor Director(s) in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting.

(d)          If at any time the number of Investor Directors serving on the Board exceeds the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b), then unless otherwise requested by the Board by action of the Non-Affiliated Directors, the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause one or more such Investor Director(s) to resign from the Board such that, following such resignation(s), the number of Investor Directors serving on the Board does not exceed the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b).

(e)          On the earliest to occur of (the “Board Designation Expiration Date”) (i) the Investor Group and the Management Group collectively Beneficially Owning less than ten percent (10%) of the outstanding shares of Common Stock and (ii) such date that the Investor delivers a written waiver of its rights under this Section 3.1 and Section 3.2 to the Company (which shall be irrevocable) the Investor will have no further rights under this Section 3.1 or Section 3.2.

(f)           For the avoidance of doubt and subject to Section 3.5 and Section 3.7, the rights granted to Investor to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Investor may have to nominate, elect or remove directors under the Organizational Documents or Delaware General Corporation Law.

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Section 3.2           Vacancies. Subject to Section 3.1 and Section 3.4, if at any time the number of Investor Directors serving on the Board is less than the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b), whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of an Investor Director or otherwise, the Board shall take all Necessary Action required to fill the vacancy resulting therefrom with such replacement designated by the Investor as promptly as practicable. In furtherance thereof, the Company and the Board shall use its reasonable best efforts, if requested by the Investor on a timely basis, to fill such vacancy prior to the time the Board next takes action on any other matter.

Section 3.3           Compensation; Indemnification. Each Investor Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Director is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board.

Section 3.4           Selection of Investor Directors; Committees.

(a)          Each Investor Director’s service as a member of the Board must be reasonably acceptable to the Governance Committee. The parties hereto agree that the persons listed on Exhibit A to this Agreement are qualified for service pursuant to the foregoing sentence. Subject to applicable Law and stock exchange rules, until the Board Designation Expiration Date, each committee of the Board shall include at least one Investor Director, subject to any limitations imposed by Law or stock exchange rules (including with respect to director independence requirements).

(b)          Notwithstanding anything to the contrary herein, the Investor shall not be entitled to designate any Investor Director pursuant to Section 3.1(a) to the Board if the Board or a committee thereof reasonably determines that (i) the election of such Investor Director to the Board would cause the Company to not be in compliance with applicable Law or (ii) such Investor Director has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act of 1933 or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company. In any such case described in clauses (i) or (ii) of the immediately preceding sentence, the Investor shall withdraw the designation of such proposed Investor Director, and, subject to the requirements of this Section 3.4(b) be permitted to designate a replacement therefor (which replacement Investor Director will also be subject to the requirements of this Section 3.4(b)). The Company hereby agrees that the Investor Directors listed on Exhibit A to this Agreement would not be prohibited from serving on the Board pursuant to clause (i) of the first sentence of this Section 3.4(b).

(c)          Subject to Section 3.7, the Board may impose as a condition to an Investor Director serving on the Board that such Investor Director agree to, and be subject to, each Subject Policy. For the avoidance of doubt, no Subject Policy shall modify any of the rights and obligations of the parties to this Agreement, the Registration Rights Agreement between the parties dated as of the date hereof, the Purchase Agreement or any other agreement entered into between the parties in connection with the transactions contemplated by the Purchase Agreement.

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Section 3.5           Voting With Respect to Election Meetings. From and after the date of this Agreement, until the Board Designation Expiration Date, Investor, EnCap and the Management Group agree to, EnCap agrees to cause its Controlled Affiliates to, and Investor agrees to cause its Affiliates to (i) cause all voting securities of the Company held by such Persons or over which any such Person otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; (ii) to vote such voting securities Beneficially Owned by such Person or over which such Person otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Governance Committee, (B) against any other nominees and (C) against the removal of any Director (other than an Investor Director) unless the Governance Committee so recommends in favor of such removal (such recommendation not to be made without the approval of a majority of the Non-Affiliated Directors).

Section 3.6           Lock-up. The Investor shall not, without the prior written consent of the Company, during the period commencing on the Closing Date and continuing for one hundred and eighty (180) days after the Closing Date (the “Lock-up Period”), (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Issued Shares, or otherwise transfer or dispose of, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Issued Shares (any such transaction described in clause (a) or (b) above, a “Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 3.6 shall not apply to (i) Transfers involving in the aggregate no more than 50,987,890 shares of Common Stock (as appropriately adjusted for any stock split, stock dividend or similar transaction), (ii) Transfers to Permitted Transferees; provided, however, that any such Permitted Transferee must agree in an executed written agreement (a copy of which will be delivered to the Company) for the benefit of the Company to be bound by the terms of this Section 3.6 prior to such Transfer or distribution, as applicable, and that any Permitted Transferee that is an Affiliate of the Investor and does not otherwise qualify as a Permitted Transferee shall also agree that such Person shall Transfer such shares of Common Stock back to the Investor if, during the Lock-Up Period, such Person ceases to be an Affiliate of the Investor, or (iii) any Transfers made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board or a committee thereof. Notwithstanding the foregoing, EnCap shall not be entitled to distribute shares of Common Stock to its limited partners during the Lock-Up Period. In connection with any Transfer to a Permitted Transferee, the Company agrees to not take any action that would cause such Transfer to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law (“Takeover Laws”), and, at the request of the Investor, will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transfer from the Takeover Laws of any state that purport to apply to such transaction.

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Section 3.7           Standstill.

(a)          During the period commencing on the date of this Agreement and continuing until the thirty-six (36) month anniversary of the Closing Date (the “Standstill Termination Date”), except for any time during such thirty-six (36) month period during which the Investor Group collectively Beneficially Owns less than ten percent (10%) of the outstanding shares of Common Stock, unless such action shall have been specifically invited in writing by the Board, EnCap shall not and shall cause its Controlled Affiliates (other than Public Portfolio Companies) not to:

(i)            make any proposal or offer to the Board or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries; provided, however, that nothing in this Section 3.7(a) shall prohibit EnCap or a Controlled Affiliate of EnCap from privately communicating any such proposal or offer to the Company so long as such private communications do not trigger public disclosure obligations of or for any Person (including the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

(ii)           form, join or in any way participate in any Group with any Person with respect to any Common Stock other than forming, joining or in any way participating in a Group solely between or among (i) EnCap and its Affiliates or (ii) EnCap and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement;

(iii)          enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is affirmatively publicly recommended by the Board);

(iv)          otherwise act with any Person, including by providing financing for another party, to seek to control or influence the management, the Board or the policies of the Company;

(v)           acquire, agree or propose or offer to acquire (including through any hedging or other similar transaction) any Common Stock or securities that are convertible or exchangeable into (or exercisable for) Common Stock, other than as a result of any stock split or stock dividend of voting securities of the Company; provided, however, that these restrictions shall not apply to any acquisition of, or agreement or proposal to acquire, Common Stock of the Company if immediately following any such acquisition or contemplated acquisition EnCap and its Controlled Affiliates collectively Beneficially Own no more than the greater of (i) 152,963,671 shares of Common Stock (as appropriately adjusted for any stock split, stock dividend or similar transaction) and (ii) twenty-seven percent (27%) of the outstanding shares of Common Stock;

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(vi)          call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vii)         publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

(viii)        except as expressly permitted by this Agreement or required under the order of a court of competent jurisdiction, transfer any Common Stock into a voting trust or similar contract or subject any Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Stock, in each case other than (A) to the Company or a person specified by the Company in a proxy card provided to shareholders of the Company by or on behalf of the Company or (B) solely among EnCap and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement; or

(ix)          knowingly facilitate, encourage or assist any third party to do any of the foregoing.

(b)          The Investor and EnCap further agree that they shall not, and shall cause their Controlled Affiliates (other than Public Portfolio Companies) to not, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 3.7 (including this sentence) or do so in any other manner that would require the Company to publicly disclose such request.

(c)          Notwithstanding the foregoing, the parties agree and acknowledge that (i) EnCap and its Controlled Affiliates may vote their shares of Common Stock at any meeting of holders of Common Stock in their sole discretion, (ii) the limitations set forth in this Section 3.7 shall in no way limit the activities of any Investor Director, so long as such activities are undertaken in his or her capacity as a director of the Company, or limit any communication between or among EnCap and its Affiliates or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee, (iii) EnCap and its Affiliates may coordinate any such vote with, act in concert with, and be part of a Group with, any other Affiliate of EnCap or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee, and (iv) nothing in this Section 3.7 shall apply to potential or actual purchases or sales of oil and/or gas assets or interests between EnCap or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand.

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Section 3.8           Waiver of Corporate Opportunities. It is hereby acknowledged that members of the Investor Group participate in, and own and will own substantial equity interests in other entities (existing and future) that participate in, the energy industry (“Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Any individual who serves as an Investor Director may also serve as an employee, partner, officer, director, or member of the Investor Group or Portfolio Companies and, at any given time, members of the Investor Group or Portfolio Companies may be in direct or indirect competition with the Company and/or its subsidiaries. The Company waives, to the maximum extent permitted by Law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Investor Group or Portfolio Companies or any Investor Director. As a result of such waiver, no member of the Investor Group or Portfolio Companies, nor any Investor Director, shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Company or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Company or any of its subsidiaries; (B) acquiring assets in the same or similar areas of operation and lines of business of the Company; (C) investing in, owning or disposing of any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its subsidiaries (including any member of the Investor Group, a “Competing Person”); (D) developing a business relationship with any Competing Person; or (E) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of clauses (A) through (E)) of whether such activities are in direct or indirect competition with the business or activities of the Company or any of its subsidiaries (the activities described in clauses (A) through (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by Law, the Company hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being notified of or offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any member of the Investor Group or Portfolio Companies or any Investor Director. Nothing in this Section 3.8 shall be construed to limit or waive any right of the Company or any of its Subsidiaries pursuant to any express written agreement between the Company and/or one or more of its Subsidiaries, on the one hand, and any member of the Investor Group, any Portfolio Company, or any of their respective employees, partners, officers, directors or members, on the other hand.

Section 3.9           Amendment to Organizational Documents. The Company shall not amend, or propose to amend, the Organizational Documents in any manner that is inconsistent with or would nullify or supersede any of the terms of this Agreement or would prevent any party hereto from complying with its obligations hereunder unless such proposed amendment is approved by the Investor.

ARTICLE IV

TERMINATION

Section 4.1           Termination. This Agreement (except with respect to the rights and obligations under Section 3.8 hereof, which shall not be terminable) shall terminate upon the earliest to occur of (a) the last to occur of (i) the Board Designation Expiration Date, (ii) the expiration of the Lock-up Period and (iii) the Standstill Termination Date, (b) the Investor and its Permitted Transferees ceasing to own any shares of Common Stock or (c) the mutual written consent of the parties. Notwithstanding the foregoing, the rights and obligations provided under Section 5.10 shall terminate upon the one-year anniversary of the Board Designation Expiration Date.

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ARTICLE V

MISCELLANEOUS

Section 5.1             Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day and the receiving party affirmatively acknowledges receipt, otherwise, on the next business day.

(a)           If to the Company, to:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attention: Dennis Cameron

E-mail: Dennis.Cameron@wpxenergy.com

(b)           If to the Investor, to:

Felix Investments Holdings II, LLC

1530 16th Street

Suite 500

Denver, Colorado 80202

Attention: Michael Horton

E-mail: MichaelH@felix-energy.com

(c)           If to EnCap, to:

EnCap Energy Capital Fund X, L.P.

1100 Louisiana Street

Suite 4900

Houston, Texas 77002

Attention: Douglas E. Swanson, Jr.

E-mail: dswanson@encapinvestments.com

Section 5.2             Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 5.3             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.4             Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5             Further Assurances.

(a)           Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

(b)           In the event that the Company or any of its successors or permitted assigns engage in a merger, consolidation, equity security exchange or similar transaction in which the Common Stock is converted into or exchanged for equity securities in another entity, the Company (or such successor or permitted assign) shall cause such other entity to enter into an agreement with the Investor that provides the Investor with rights substantially similar to those provided hereunder.

Section 5.6             Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

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Section 5.7             Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8             Amendments; Waivers.

(a)           No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.9             Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Investor may assign any of its rights hereunder to any of its Affiliates to the extent such Affiliate is Transferred Common Stock not in violation of the terms of this Agreement and provided any such Affiliate execute a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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Section 5.10           Confidentiality. Each of the Investor and EnCap shall hold, and cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, auditors, attorneys, financial advisors, financing sources and other consultants and advisors (“Representatives”) to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company or any of its subsidiaries furnished to it or the Investor Directors by or on behalf of the Company or any of its subsidiaries (except to the extent that such information can be shown by the party receiving such Information to have been (a) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) in the public domain through no violation of this Section 5.10 by such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and no such party shall release or disclose such Information to any other person, except its Representatives (excluding, for the avoidance of doubt, any Portfolio Company, unless such Portfolio Company enters into a joinder agreement with the Company), or use such Information other than in connection with evaluating and taking actions with respect to such Person’s ownership interest in the Company. The Company acknowledges and agrees that the Investor and EnCap may, in the ordinary course of their respective businesses, evaluate investments in the energy industry and that they are actively seeking to invest in energy related projects in a variety of areas, including the provision of fresh water and disposal of produced water in connection with oil and gas exploration and development operations. The Company understands that the Investor, EnCap and the Investor Directors will retain certain mental impressions of Information, which are indistinguishable from generalized industry knowledge. Accordingly, the Company agrees that, subject to the terms of this Agreement, the Investor, EnCap and the Investor Directors are not precluded from pursuing investments solely because of such retained mental impressions. Notwithstanding any provision of this Agreement to the contrary, no provision of this Agreement shall apply to any action taken independently by any Portfolio Company so long as the Investor or EnCap has not provided such Portfolio Company with any Information. For purposes of clarification, no such Portfolio Company shall be deemed to have been provided with Information solely as a result of the Investor, EnCap, any Investor Director or any Representative (whether such Person has been provided with or has knowledge of Information) serving on the board of such Portfolio Company (provided that such board member does not use Information in connection with the business of such Portfolio Company).

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WPX Energy, Inc.

By:	/s/ Richard E. Muncrief
Name:	Richard E. Muncrief
Title:	Chairman and Chief Executive Officer

Signature Page to Stockholders’ Agreement

Felix Investments Holdings II, LLC

By:	/s/ Skye Callantine
Name:	Skye Callantine
Title:	President and Chief Executive Officer

Signature Page to Stockholders’ Agreement

Accepted and acknowledged, solely for purposes of Section 2.1, Section 3.5, Section 3.7 and Section 5.10 in this Agreement:

EnCap Energy Capital Fund X, L.P.

By:	EnCap Equity Fund X GP, L.P.,
General Partner of EnCap Energy
Capital Fund X, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund
X GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments
L.P.

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Partner

Signature Page to Stockholders’ Agreement

Accepted and acknowledged, solely for purposes of Section 3.5 in this Agreement:

/s/ Skye Callantine
Name: Skye Callantine

Signature Page to Stockholders’ Agreement

/s/ Michael Horton
Name: Michael Horton

Signature Page to Stockholders’ Agreement

EXHIBIT A

INITIAL INVESTOR DIRECTORS

1.	D. Martin Phillips; and

2.	Douglas E. Swanson, Jr.

1